EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

GRETACODER Data Systems AG (Switzerland)
Pijnenburg Securealink USA, Inc. (California)
Cylink Corporation (California)
Sapphire UK Limited (United Kingdom)
Sapphire Consultancy Ltd. (United Kingdom)
Caro-Kann Corporation (California)
Sapphire B.V. (The Netherlands)
Sapphire Pte Ltd. (Singapore)
Cylink International Corp. (Cayman Islands)
Cylink Communiations B.V. (The Netherlands)
Cylink SARL (Republic of France)
Pijnenburg Securalink, Inc. (Delaware)
Raqia Acquisition Corp. (Delaware)